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                    [LETTERHEAD OF WESTPOINT STEVENS INC.]



Contact:          Morgan M. Schuessler
                  Executive V.P. Finance and CFO
                  706/645-4230


             WESTPOINT STEVENS COMMENCES DUTCH AUCTION TENDER OFFER
                   FOR UP TO 3,000,000 SHARES OF COMMON STOCK

WEST POINT, Georgia (October 29, 1999) - WestPoint Stevens Inc. (NYSE:WXS) today announced that it has commenced its previously announced tender offer for up to 3,000,000 shares of its common stock, representing approximately 6% of the currently outstanding shares of WestPoint. The offer is being made by means of a "Dutch Auction" in which WestPoint stockholders have the opportunity to sell a portion or all of their shares to WestPoint at a price of not greater than $22.00 nor less than $19.00 per share.

        The offer will expire at 5:00 P.M. New York City time, on Tuesday, November 30, 1999, unless extended by WestPoint.

        Based upon the number of shares tendered and the prices specified by the tendering stockholders, WestPoint will select a single per-share purchase price within the stated price range to be paid for shares which have been tendered at or below the purchase price. If the offer is oversubscribed, shares will be purchased first from stockholders owning fewer than 100 shares and tendering all of such shares at or below the purchase price determined by WestPoint and then from all other shares tendered at or below such purchase price on a pro rata basis. WestPoint reserves the right to purchase more than 3,000,000 shares. The tender offer will not be conditioned on any minimum number of shares being tendered, but is subject to certain conditions.

        Neither the Company nor the Board of Directors of the Company is making any recommendation to shareholders as to whether they should tender any shares pursuant to the offer. None of the directors or executive officers of the Company intends to tender shares pursuant to the offer.

                                    -MORE-

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WXS Commences Dutch Auction
Page 2
October 29, 1999


        WestPoint's common stock closed at $17-15/16 on the New York Stock Exchange on October 26, 1999, the last full trading day on the NYSE prior to the announcement of the offer. The last reported sale price of the common stock on the NYSE on October 28, 1999, the last full trading day preceding commencement of the offer was, $18-1/16 per Share.

        WestPoint Stevens Inc. is a home fashions consumer products marketing company with a comprehensive line of Company-owned and licensed brands for the bedroom and bathroom. The Company is vertically integrated and is the nation's leading manufacturer and marketer of bed linens, towels, comforters and other accessories that are sold in retail outlets throughout the world. WestPoint Stevens' home fashions and consumer products are marketed under the well-known brand names of GRAND PATRICIAN, MARTEX, UTICA, STEVENS, LADY PEPPERELL and VELLUX, and under licensed brands including RALPH LAUREN HOME COLLECTION. SANDERSON, STAR WARS, ESPRIT, JOE BOXER and SERTA PERFECT SLEEPER. WestPoint Stevens can be found on the World Wide Web at www.westpointstevens.com

        This news release is neither an offer to purchase nor a solicitation of offer to sell common stock. The offer is being made only by means of an Offer to Purchase and related documents, copies of which will be mailed to all stockholders and filed with the Securities and Exchange Commission, and may also be obtained from the information agent, Innisfree M&A Incorporated. WestPoint has retained Merrill Lynch to act as dealer manager for the offer.

        Safe Harbor Statement: Except for historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and are subject to the safe harbor provisions of that Act. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statements. These risks and uncertainties, and assumptions concerning the Company operations and performance, could prove inaccurate and, therefore, there can be no at assurance that the forward-looking statements will prove to be accurate.


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